Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration, Inc. (813) 876-1776 x 2553 nigney@shipwreck.net

Odyssey Marine Exploration Announces First Quarter 2008 Results

Tampa, FL - May 6, 2008 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), the world leader in the field of deep-ocean shipwreck exploration, today filed a quarterly report with the Securities and Exchange Commission detailing results of the Company’s first quarter 2008.

For the first quarter of 2008, Odyssey reported revenue of $.3 million, compared to $2.2 million in the first quarter 2007. The Company also reported a net loss of $6.8 million, compared to a net loss of $3.8 million in 2007. The net loss per share for the first quarter was $.14, compared to a net loss of $.09 per share in the first quarter 2007.

“We are optimistic about our 2008 prospects even though our first quarter financial results are substantially down from the previous year. We are going through some major adjustments in our coin marketing strategy to ready ourselves for international distribution of our current and future products,” said Greg Stemm, Odyssey’s Chairman and Chief Executive Officer. “So far, we have yet to realize the benefits of some new international strategic relationships but believe they will play a significant role in the future. To increase revenues, we have begun adjusting our sales structure and expanding our distribution channels with a broader base of coin and collectible marketers both domestically and internationally in preparation for additional inventory with international appeal. To enhance our shipwreck search and recovery capabilities, we performed extensive scheduled maintenance and substantial upgrades on our vessels, the Odyssey Explorer and the Ocean Alert, adding some new technology that will significantly add to our operational capabilities. Our 2008 marine operations activities are underway with work in the Atlas search area and we are looking forward to an exciting season. With the Black Swan, Firefly, Atlas and several other confidential projects on our radar, I am excited about our future and the continued execution of our long-term strategy.”

FIRST QUARTER 2008 RESULTS

Revenue

Revenues for 2008 and 2007 were $.3 million and $2.2 million, respectively, representing sales of approximately 200 coins in 2008 and 1,280 coins in 2007. The decrease of $1.9 million in revenue for 2008 is primarily due to fewer coins sold in 2008 versus the same period in 2007. Also, the sales mix in 2008 represented all silver coins while the 2007 sales mix included approximately 35% gold coins which are priced much higher than silver coins.

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Expenses

Operations and research expenses were $3.8 million in 2008, compared to $2.8 million in 2007. The $1.0 million increase was due to vessel operating expenses primarily associated with repairs and maintenance of the Odyssey Explorer. This work included main engine and generator strip downs, extensive steelwork repairs to meet vessel classification requirements, and accelerating four additional Class surveys, normally scheduled for July 2008, but executed early in order not to interfere with search and recovery operations in our prime work season.

Marketing, general and administrative expenses were $3.3 million in 2008 as compared to $2.7 million in 2007. Of the $.6 million increase, $1.0 million was related to additional share-based compensation costs ($.7 million) and cash separation payment ($.3 million) due to the departure our former Chief Executive Officer in January 2008, offset by a reduction in advertising and commissions of $.4 million due to lower direct coin sales.

QUARTERLY OPERATIONAL UPDATE

Odyssey has numerous shipwreck projects in various stages of development around the world. Additional information about some of these projects is set forth in our Annual Report on Form 10-K for the year ended December 31, 2007. In order to protect the identities of the targets of our planned search or recovery operations, in some cases we will defer disclosing specific information relating to our projects until we have located the targeted shipwreck or shipwrecks and determined a course of action to protect our property rights.

“Black Swan” Project

In May 2007, we announced the discovery and archaeological recovery of more than 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold and other artifacts from a site in the Atlantic Ocean code-named, “Black Swan.” Odyssey has not yet been able to positively identify any vessel related to the site and has not publicly disclosed the location of the site in order to protect its security. We have identified the Nuestra Señora de las Mercedes y las Animas (the “Mercedes”), a vessel assigned to transport mail, private passengers, consignments of merchant goods and other cargoes, as one vessel potentially related to the “Black Swan” site but we have indicated that we are reviewing evidence which may contradict this hypothesis.

The Kingdom of Spain has filed claims in the U.S. District Court claiming certain rights to property relating to the “Black Swan.” We do not have the ability to immediately monetize the recovered cargo until we are awarded title or a total or partial salvage award by the U.S. District Court. Claims against the recovery have been submitted by Spain, and other parties may also assert claims. As a result, the potential value to Odyssey of this project is not possible to determine at this time, although we believe we will receive a substantial salvage award and/or title.

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“Atlas” Search Project

We believe the “Atlas” project is the most extensive shipwreck search operation ever launched. A minimum of five high-value shipwrecks are believed to be in the search area, which encompasses more than 5,000 square miles. Odyssey began search operations during the 2005 season and resumed operations in April 2006. During the 2006 season, work was concentrated in the seven search block areas which encompass the “Atlas” target of highest value, code-named “Tripoli.” During 2005, much of the area was searched with high-resolution side-scan sonar. During 2006, a second pass was completed which included acoustic and magnetometer data-streams which helped Odyssey create a larger database of information. Overlaying all three layers provided an extremely precise, high-resolution map of the seven search blocks. We have identified the Merchant Royall, a British merchant vessel lost in 1641, as a possible vessel related to the site, although there is some evidence being examined that may contradict this theory.

The Kingdom of Spain has filed claims in the U.S. District Court claiming certain rights to Spanish property relating to this site.

While we did not conduct operations in the “Atlas” search area in 2007, we have commenced search operations and ROV inspections in this area in April 2008. For reasons of security and strategic confidentiality, we do not disclose the location of search operations within the “Atlas” project area.

“Firefly” Project

Odyssey and BDJ Discovery Group, LLC, or BDJ, filed a “Joint Motion for Substitution of Plaintiff” in the United States District Court for the Eastern District of North Carolina on February 21, 2008. The joint motion was granted upon filing and substitutes Odyssey for BDJ as plaintiff in the In Rem Admiralty case against the Unidentified Shipwreck Vessel, its apparel, tackle, appurtenances and cargo located in the waters of the Atlantic Ocean approximately 12 miles off the coast of North Carolina. On March 4, 2008 the Court entered an order granting Odyssey’s motion appointing Odyssey as substitute custodian for all artifacts from the site and requiring reporting within 30 days of activity.

In a separate agreement, BDJ has turned over all aspects of the project to Odyssey and assigned all of its rights to the artifacts and any wreck from which they originate to Odyssey in return for up to 15% of any proceeds from artifact sales after archaeological excavation, conservation, marketing and certain other expenses. Among other objects, a small number of gold and silver artifacts have been recovered from the site, but the identity of the shipwreck from which the artifacts originated has not yet been confirmed. In order to protect the site, no additional information about the artifacts recovered or operations at the site to date is being made available for release at this time. Odyssey performed survey and inspection operations on the arrested site during the later part of 2007 and is planning the next stages of survey and archaeological investigation of the site.

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About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently ended its successful seven month engagement at the Tampa Museum of Science and Industry and is currently on display at the Detroit Science Center. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776 ext. 2553.

Consolidated Financial Statements at http://shipwreck.net/pdf/Q108.pdf (PDF). You will need Adobe Acrobat to view this file. If you do not have this program, you can download a free Adobe Acrobat Reader at Adobe.com .

® SS Republic is a registered trademark of Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.

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P.O. Box 320057, Tampa, FL 33679-2057